OPTION AGREEMENT

THIS AGREEMENT made as of the 12 day of May, 2004

BETWEEN:
Richard Nemis “In Trust”
a private individual resident of Ontario

(hereinafter referred to as the "Optionor")

OF THE FIRST PART
- and -

Hawk Precious Minerals Inc.
a company incorporated under the laws of the Province of Ontario, Canada

(hereinafter referred to as the "Optionee")

OF THE SECOND PART
WHEREAS:

A.   Optionor is the legal and beneficial owner of certain mining claims;

B.   Optionee wishes to acquire an interest in said mining claims from Optionor on the terms and conditions herein contained;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

1.   THE CLAIMS

1.1   This Agreement shall cover those mining claims more particularly described in Schedule B attached hereto (hereinafter called the "Claims").

2.   REPRESENTATIONS AND WARRANTIES BY OPTIONOR

2.1   Optionor represents and warrants to Optionee that:

(a)   Optionor is the legal and beneficial owner (subject to this Agreement) of a one hundred percent (100%) interest in the Claims as they exist at the date hereof and is the recorded owner of the Claims, free and clear of any liens, charges, encumbrances, or surface rights restrictions whatsoever.

(b)   Optionor is a resident of Canada for the purposes of the Income Tax Act of Canada;

(c)   Optionor has the full power and capacity to hold its legal and beneficial interest in the Claims, to acquire and hold recorded title to the Claims and to enter into and to carry out all the terms of this Agreement;

(d)   The Claims are validly staked, located, duly recorded in the name of Optionor and in good standing pursuant to all applicable Laws (as hereinafter defined) and all taxes, rents, charges and assessments with respect thereto have been paid in full as of the date hereof;

(e)   There are no adverse claims or challenges against, or to the ownership of, or title to, the Claims or substances thereon, therein or therefrom nor to the knowledge of Optionor, is there any basis therefor;

(f)   All necessary information and data (including, without limitation, all geological, geophysical and assay results and maps) concerning the Claims and prior exploration and development work carried out thereon and within its knowledge has been disclosed and provided to Optionee;

(g)   Optionor has no information or knowledge of any facts pertaining to the Claims or substances thereon, therein or therefrom not disclosed in writing to Optionee which, if known to Optionee, might reasonably be expected to deter Optionee from completing the transactions contemplated hereby on the terms and conditions contained herein;

(h)   Optionor has not directly or indirectly caused, permitted or allowed any contaminants as defined in the Environmental Protection Act (Ontario), pollutants, wastes or toxic substances (collectively "Hazardous Substances") to be released, discharged, placed, escaped, leached or disposed of on, into, under or through the lands (including watercourses, improvements thereon and contents thereof) comprising the Claims or nearby areas and, so far as Optionor is aware, no Hazardous Substances or underground storage tanks are contained, harbored or otherwise present in or upon such lands (including watercourses, improvements thereon and contents thereof) or nearby areas;

(i)   To the best of our knowledge at this time there are no obligations or commitments for reclamation, closure or other environmental corrective, clean-up or remediation action directly or indirectly relating to the Claims;

(j)   There are no actions, suits, investigations or proceedings before any court, arbitrator, administrative agency or other tribunal or governmental authority, whether current, pending or threatened, which directly or indirectly relate to or affect the Claims (including the ownership and existing or past uses thereof and the compliance with Laws of the lands comprising the Claims) nor is Optionor' aware of any facts which would lead Optionor to suspect that the same might be initiated or threatened;

(k)   The activities directly or indirectly in relation to the Claims and use of the lands comprising the Claims by Optionor and, to the best of Optionor's knowledge, by any other person have been in compliance with all Laws and Optionor has not received any notice nor is Optionor aware after reasonable inquiry of any such breach or violation having been alleged; and

(l)   No environmental audit, assessment, study or test has been conducted in relation to the lands comprising the Claims by or on behalf of Optionor nor is Optionor aware of any of the same having been conducted by or on behalf of any other person (including any governmental authority).

2.2   The representations and warranties contained in this section 2 are provided for the exclusive benefit of Optionee and shall survive the execution of this Agreement for a period of two years or until termination of the option, whichever shall first occur, and Optionee shall be entitled to rely upon the same notwithstanding any independent investigations Optionee may make or could have made at any time, unless specifically waived by Optionee. The breach of any representation, warranty or covenant contained in this Agreement may be waived by Optionee, either in whole or in part, at any time without prejudice to Optionee's rights in respect of any other or continuing breach of the same or any other representation, warranty or covenant. No waiver by Optionee of any breach of any representation, warranty or covenant shall be binding unless in writing. Any waiver shall be limited to the specific purpose for which it is given.

2.3   For the purposes of this Agreement, "Laws" means all federal, provincial, territorial, municipal or local statutes, regulations and by-laws applicable to the parties hereto or to the Claims or to any activities thereon, including all orders, notices, rules, decisions, codes, guidelines, policies, directions, permits, approvals, licenses and similar authorizations issued, rendered or imposed by any level of government including any ministry, department or administrative or regulatory agency or authority.

3.   REPRESENTATIONS AND WARRANTIES BY OPTIONEE

Optionee represents and warrants to Optionor that:

(a)   Optionee is a company duly incorporated under the laws of Ontario;

(b)   Optionee has the full power and capacity to enter into this Agreement and to carry out all the terms hereof; and

(c)   Optionee has full power and capacity to hold its interest in the Claims, and to acquire and hold recorded title to the Claims.

4.   GRANT OF OPTION TO EARN INTEREST

4.1   In consideration of Optionee agreeing (i) to pay to Optionor a total of $50,000 in 2 equal instalments at the times and in the amounts set forth in section 4.2(a) and issue treasury shares of the Optionor to the Optionee a total of 300,000 shares in 2 equal installments at the times and in the amounts set forth in section 4.2(a)(i)(ii); and to incur costs for exploration and/or development work, including any remediation, on or for the benefit of the Claims as provided herein ("Work Costs") of at least Cdn$200,000 in 2 unequal instalments at the times and in the amounts set forth in section 4.2(b), subject to the terms and conditions herein contained, Optionor hereby grants to Optionee the sole, exclusive and irrevocable option to acquire a one hundred percent (100%) interest in the Claims free and clear of any liens, charges and encumbrances.Save and except that the Optionor herein shall retain a 2% NSR (Net Smelter Royalty) on all or any metal production and a 2% production royalty on any diamond production subject to the terms and conditions of this agreement.See Schedule A.It being understood and agreed however that prior to production, the Optionee shall have the right to purchase from the Optionor1% of either royalty hereinbefore set out in consideration of the sum of $1 million.

4.2    In order to maintain its Option to acquire a one hundred percent (100%) interest in the Claims, Optionee shall:

(a)   make option payments to Optionor in the following amounts at the following times:

   (i)   $25,000 on signing of this Agreement and issue 150,000 treasury shares

   (ii)   $25,000 on or before June 1, 2004 and issue 150,000 treasury shares

It is understood and agreed that the consideration called for in this paragraph 4.2 (a)(i)(ii) is a firm commitment and payable should the work costs be made or not.

(b)   incur Work Costs in the following amounts at the following times:

   (i)   before November 1, 2004   Cdn$100,000 (to include the purchase of existing airbourne geophysics)

   (ii)   before May 1, 2005       Cdn$100,000

Work Costs incurred by any date in excess of the minimum required to be incurred by such date to maintain Optionee's interest hereunder shall carry forward to the following period. Ifany of the minimum Work Costs have not been incurred for the immediately preceding year, Optionee may maintain its interest in the Claims by paying the deficiency in cash to Optionor within 2 months of the close of the period in which the deficiency occurred, and such payment shall be deemed to be Work Costs incurred by Optionee for the purposes of this Agreement.

4.3   In addition to and notwithstanding anything herein contained, the parties hereto acknowledge and agree that if, subsequent to the date or dates on or before which the Work Costs referred to in section 4.2(b) are required to be either incurred by Optionee or paid by Optionee to Optionor pursuant to section 4.2(b), it is determined upon examination or audit, whether by Optionee or Optionor, that such Work Costs have not been incurred or paid to Optionor, Optionee shall not lose any of its rights hereunder and the Option shall not terminate provided Optionee pays to Optionor 100% of such deficiency in Work Costs:

(a)   if Optionee determines such deficiency, within thirty (30) days following such determination; or

(b)   if Optionor determines such deficiency, within thirty (30) days following notice to Optionee of such determination;

4.4   Notwithstanding anything herein contained and in addition to any other rights Optionee may have in this circumstance, in the event exploration and development work intended to be conducted on or for the benefit of the Claims is mistakenly conducted outside the Claim boundaries as a consequence of it being subsequently discovered or determined by survey or otherwise that the Claim boundaries are not located where the parties understood them to be on the date of this Agreement, such exploration and development work shall constitute Work Costs hereunder and Optionee shall suffer no forfeiture with respect to any interest earned or to be earned hereunder.

4.5   "Work Costs" means all costs including all reasonable payments, expenses, obligations and liabilities of whatsoever kind or nature made or incurred, directly or indirectly, by Optionor which relate directly to the exploration, evaluation, development and operation of the Claims or any portion thereof excluding any management fees during the earn-in period but including, without limiting the generality of the foregoing, monies expended:

(a)   to determine the existence, location, extent or quality of a mineral resource on the Property;

(b)   to carry out any survey or do any geophysical, geochemical or geological work or drilling, assaying, testing or bulk sampling on the Claims;

(c)   to pay for taxes, fees, charges, rentals

(d)   to pay the fees, wages, salaries, travelling expenses and fringe benefits of persons engaged in work in respect of or for the benefit of the Claims or any portion thereof and in paying for the food, lodging and other reasonable needs of such persons.

For greater certainty, the option payment made hereunder, shall be excluded from the definition of "Expenditures".

4.6    Optionee shall maintain proper books and records to reflect all Expenditures incurred by Optionee and same shall be available for inspection by Optionor, its servants and agents, during normal business hours from time to time.

4.7   The obligations of a party shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labour disputes (however arising and whether or not employee demands are reasonable or within the power of the party to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private licence, permit or other authorization, curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, provincial, or local environmental standards; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strike, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services, or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labour, transportation, materials, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; or any other cause where similar or dissimilar to the foregoing.The affected party shall promptly give notice to the other party of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof.The affected party shall resume performance as soon as reasonably possible.

A lack of available capital shall not constitute a sufficient basis for suspending the obligations of a party to this Agreement.

4.8   The parties agree that this Agreement constitutes only an option to purchase and that nothing herein shall obligate Optionee to make theWork Costs outlined in 4.2(b) (i) (ii) however, the Optionee shall be obligated to pay a total of $50,000 and issue 300,000 shares and shall be obligated to incur Work Costs in the amount of $25,000 in the acquisition of the existing airbourne geophysics in the absence of force majeure as described in section 4.7 hereof.The $25,000 deposit with the execution of this Agreement will at all times, be treated as non refundable.The parties herein acknowledge and agree that should the payments and shares to be issued as called for in 4.2 (a)(ii)not be made on or before June 1, 2004 this Agreement shall be considered null and void and the Optionor shall be considered free of all liabilities of whatsoever nature and can deal in all respects with the claims.The Optionor however at its sole option may extend the time limits called for in paragraph 4.2 (a)(ii) and paragraph 4.2(b)(i) and (ii).

5.   EXERCISE OF OPTION

5.1   Upon Optionee having made option payments to Optionor totalling Fifty Thousand Dollars ($50,000) and issued 300,000 treasury shares and completed its Work Costs the Option shall be deemed to have been fully and properly exercised and a 100% right, title and interest in and to the Claims shall vest in and be owned by Optionee absolutely free and clear of any liens, charges and encumbrances subject to the royalties as defined in Schedule B.

5.2   No interest shall be earned by the Optionee until the Optionee is totally vested, ie completed requirements contained in clauses 4.2 (a) and (b).

5.3   Notwithstanding the schedule for option payments set out in section 4, Optionee may, if it so elects, make its total option payments and/or complete its Work Costs at any time prior to the dates therein specified, in which case Optionee's 100% interest shall vest in and be owned by Optionee immediately upon Optionee making its total option payments and Work Costs.

5.4   Notwithstanding anything to the contrary contained herein, Optionee shall not be obligated to make any option payments or complete any Work Costs unless it wishes to maintain its option in good standing.

6.   POSSESSION OF CLAIMS

6.1   Optionor shall:

(a)   have the sole and exclusive possession, supervision, management and control of the Claims including any access, water, surface or other rights appurtenant thereto or associated therewith with full power and authority to its servants, agents and contractors to sample, survey, examine, diamond drill, prospect, explore, and do other investigative work on the Claims in search of minerals in such manner as Optionor after consultation and agreement with the Optionee may in its sole discretion determine, including the right to erect, bring and install thereon and remove therefrom all such buildings, machinery, equipment and supplies as Optionor shall deem reasonable and proper and to remove therefrom reasonable quantities of ores, minerals or metals for assay and testing purposes; and

(b)   do all work on the Claims in a good and miner-like fashion in accordance with recognized engineering practices and in accordance with all applicable Laws.

7.    EXECUTION AND DELIVERY OF TRANSFERS

7.1   Optionor shall hold all claims In Trust for parties as their interest appear to this agreement until Joint Venture is formed after which the claims will be transferred as the Joint Venture parties direct.

8.    NO ENCUMBRANCE OR TRANSFER OF CLAIMS

Optionor shall not:

(a)   mortgage, hypothecate, charge or otherwise encumber; or

(b)   sell, assign, transfer or otherwise dispose of its interest in or title to the Claims without the prior written consent of Optionee.

9.   INFORMATION TO BE SUPPLIED TO OPTIONOR

9.1   The Optionee will provide the Optionor with copies of reports of work completed on the Property and copies of all data collected on the Property on an annual basis during the Option period.During the option period all such information shall be on a confidential basis and shall not be disclosed to a third party save and except any obligation pursuant to any underlying property agreement to related parties without the Optionor’s written consent.

10.   MAINTENANCE AND ABANDONMENT OF THE CLAIMS

10.1   The Optionee shall maintain the Claims in good standing during the currency of its option.

10.2   The Optionee shall be responsible and hold the Optionor harmless for all environmental liabilities incurred or created by the Optionee’s activities during the currency of the Option.

11.    REMOVAL OF ASSETS FROM CLAIMS

11.1   If this Agreement is terminated prior to the exercise of the Option, Optionee shall have the right to remove from the Claims within the twelve (12) month period next following such termination all machinery, buildings, structures, equipment, supplies and any other property and assets placed by Optionee, its agents and contractors thereon and shall, if requested by Optionor within such period, remove such property and assets at Optionee's expense. Optionee's interest in any such property and assets not removed by Optionee within the said twelve (12) month period shall be deemed to have been conveyed by Optionee to Optionor.

12.    ARBITRATION

12.1   All disputes which arise between the parties hereto in connection with this Agreement which, in the opinion of either party, cannot be resolved informally between them, shall be settled by arbitration pursuant to the provisions of the Arbitrations Act (Ontario) except as otherwise provided in this section. Any party desiring arbitration shall make a written demand for the same and within thirty (30) days after such written demand is received by the other party, the parties hereto shall agree upon and appoint a single arbitrator. In the event the parties shall fail to agree upon and appoint a single arbitrator within the time period set forth herein, each party shall within seven (7) days thereafter designate an arbitrator and both arbitrators shall within thirty (30) days after their designation, jointly designate a third arbitrator satisfactory to them who shall be chairman of the arbitration panel. If a party fails to appoint an arbitrator or the arbitrators designated by the parties are unable to agree upon the selection of the third arbitrator within the time periods set forth above, such arbitrator shall be appointed by a Justice of the Ontario Court of Justice. The expenses of the arbitrators shall be paid as the arbitrators shall decide in the award.All arbitration proceedings shall be in the City of Toronto, Ontario, Canada, or elsewhere as the arbitrators shall decide.The decision of the arbitrators shall be final and binding on the parties hereto and judgment upon any award rendered may be entered in any court of competent jurisdiction.

13.    AREA OF INFLUENCE

13.1   During the term of the Option, if either party acquires by staking, claims, which are immediately contiguous with the Claims, the newly acquired claims will be added to this agreement without modification to payments, work commitments or NSR or production royalties due or purchase clauses relating thereto. The Optionee herein shall be however responsible to pay the actual out of pocket costs of staking only.

14.    FURTHER ASSURANCES

14.1   Each party hereto shall promptly do and provide all acts and things and shall promptly execute and deliver such deeds, bills of sale, assignments, endorsements and instruments and evidences of transfer and other documents and shall give such further assurances as shall be necessary or appropriate in connection with the performance of this Agreement.

15.   AMENDMENTS

No alteration, amendment, modification or interpretation of any provision of this Agreement shall be binding unless in writing and executed by each of the parties hereto.

16.    BUSINESS DAYS

In the event that any date on or by which any payment is required to be made or any action is required to be taken hereunder by any of the parties hereto is not a "Business Day", being a day other than a Saturday, Sunday or a day on which banks in Toronto, Ontario are generally authorized or obligated by law to close, such payment shall be required to be made or such action shall be required to be taken on the next succeeding day which is a Business Day.

17.   OPERATORSHIP

The parties hereto acknowledge and agree that the Optionee shall act as Operator during the Optionees earn-in period charging no management fees and after the earn-in period, Operatorship will be governed by the proposed Joint Venture Agreement.

18.    NOTICES

Any notice, commitment, election, consent or any communication required or permitted to be given hereunder by either party hereto to the other party, in any capacity (hereinafter called a "Notice") shall be in writing and shall be deemed to have been well and sufficiently given if mailed by prepaid registered mail return receipt requested, telefaxed or delivered, to the address of such other party hereinafter set forth:

If to Optionor:	Richard Nemis in trust
347 Bay Street
Suite 700
Toronto, Ontario M5H 2R7

Fax Number: 416-367-5444

If to Optionee:	Hawk Precious Minerals Inc.
347 Bay Street
Suite 404
Toronto, Ontario M5H 2R7

Fax Number: 416-214-5599

or to such substitute address as such party may from time to time direct in writing, and any such Notice shall be deemed to have been received, if mailed, on the date noted on the return receipt, if telefaxed, on the first Business Day after the date of transmission, and if delivered, upon the day of delivery.

19.    SCHEDULES

All Schedules attached to this Agreement are deemed to form part of this Agreement.

20.    COUNTERPARTS AND HEADINGS

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. Section headings and subheadings are inserted for convenience only and are not to be taken into account in interpreting this Agreement.

21.    GOVERNING LAW

This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the Province of Ontario, Canada.

22.    TIME OF ESSENCE

Time shall be of the essence of this Agreement.

23.    ENUREMENT

This Agreement shall enure to and be binding upon the parties hereto and their respective successors and assigns.

24.    ENTIREAGREEMENT

This Agreement contains the entire understanding between the parties hereto dealing with the subject matter hereof and supersedes all negotiations, correspondence, letters of intent, letters of agreement, and prior agreements or understandings relating thereto.

25.    RELATIONSHIP OP PARTIES

Nothing contained herein, nor the holding of any interest acquired hereunder, shall be deemed to constitute Optionee or Optionor the partner, agent or legal representative of the other or to create any fiduciary relationship between them for any purpose whatsoever.

26.    SEVERABILITY/LEGALITY

If one or more provisions of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable Law, the validity, legality and enforceability of the remaining terms or provisions hereof shall not be affected or impaired by reason thereof.

27.    ASSIGNMENT

Optionee may sell, assign, transfer or otherwise dispose of the whole or any part of its interest hereunder at any time upon notice to Optionor, provided that any such sale, assignment, transfer or other disposition shall carry the rights, and shall delegate and make the interest subject to, all the liabilities and obligations of Optionee under this Agreement. Each transferee of such interest shall, by written agreement with and for the benefit of Optionor, assume and agree to pay and perform such liabilities and obligations. Such assumption shall not serve to release or discharge Optionee from any of the said liabilities and obligations theretofore accrued with respect to the interest or portion thereof being transferred, but shall release and discharge Optionee from all of the said liabilities and obligations thereafter accruing with respect to the interest or portion thereof being transferred.

28.   CONDITIONS PRECEDENT

This Agreement shall be subject to an investigation by Optionee of the title and environmental condition of the Claims which shall be satisfactory to Optionee, in its sole discretion, and without waiver of any rights it shall otherwise have in this regard arising from Optionor's representations and warranties, which investigation shall be completed as to title and as to environmental condition within sixty (10) days from the date this Agreement is executed by both parties. Should such investigation not be acceptable to Optionee, Optionee shall so advise Optionor and in such event, this Agreement shall terminate and the parties shall have no further rights against or liabilities to one another except that Optionor shall immediately return to Optionee the option payment referred to in section 4(i) if the same has been made.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their proper officers duly authorized in that behalf.

WITNESSED

Richards Nemis In Trust

By: /s/ Richard Nemis

Hawk Precious Minerals Inc.

By: /s/ H. Vance White

By: /s/ Walter E. Brooks

SCHEDULE “A” to the Option Agreement
dated May 12 , 2004 between
Hawk Precious Minerals Inc., (“Optionee”) and
Richard Nemis “in trust” (“Optionor”)

Definition of Royalties

ROYALTY

1.   For all diamonds, gems and other precious and semi-precious stones ("Stone Products") mined or produced from the Lands, the Optionee shall pay to the Optionor a Royalty equal to a percentage of the net sales returns ("NSAR") realized from the sale or disposition of the Stone Products.

2.   For all gold, silver, platinum and palladium of merchantable form and quantity ("GSPP Products") and all other ores and minerals of merchantable form and quantity ("Other Products") mined or produced from the Lands, the Optionee shall pay to the Optionor a Royalty equal to a percentage of the net smelter returns ("NSMR") realized or deemed to be realized as hereinafter provided, from the sale or disposition of the GSPP Products and Other Products.

3.   The aforementioned percentage of the NSAR and percentage of the NSMR shall be that determined in accordance with the provisions of paragraph 4 of the Option Agreement to which this Schedule "B" forms a part; and in the calculation of Royalty, said percentage is applied to 2% of the NSAR or NSMR, whichever, regardless of any dilution of the Optionee's working interest or entitlement with respect to the Option Agreement, the Lands or the Products.

4.   For the purposes of this Schedule "B", the term "Products" shall be interpreted as a collective reference to Stone Products, GSPP Products and Other Products and the term "Royalty" shall be interpreted as a collective reference to the NSAR Royalty and the NSMR Royalty.

5.         Net Sales Returns Royalty - Stone Products

(a) Net sales returns means the gross proceeds from the sale or disposition of Stone Products to an independent purchaser, less deductions therefrom for the costs of valuation, sorting, shipping and insurance in connection with the Stone Products as well as any sales, excise, production, export and other duties, levies, assessments and taxes (except income taxes) payable on the production or sale of Stone Products (but not income taxes), and for the purposes hereof:

(i) "valuation" means the establishing of a value for each lot or group of sorted Stone Products for purposes of reference when negotiating with a potential purchaser of the same;

(ii) "sorting" means separation of Stone Products' from waste materials and dividing them into groups according to quality, size, or other characteristics, and then the dividing of such groups into appropriate lots or groups for valuing and/or sale, it being acknowledged that in the case of gem quality Stone Products, a group or lot may be a single stone;

(iii) "shipping" means all methods of transportation or places of storage of Stone Products from the moment they leave the Lands until the passing of title thereto or risks therefor (whichever is the later) to an independent purchaser, including, without limitation, any cost that may be incurred by reason of such methods or places used or any sorting or valuation facilities being situated off the Lands; and

(iv) "insurance" means all insurance that the Optionee considers advisable to protect all or part of the Stone Products in the possession or control of the Optionee (including, without limitation, during shipping) until the passing of title thereto or risks therefor (whichever is the later) and including, without limitation, the insurance or bonding of any person who does or may come into contact with any such Stone Products at any point during the operations of the Optionee whether such person is an employee of the Optionee or otherwise.

(b) If Stone Products are sold to any entity with which the Optionee does not deal at arm's length, the Stone Products shall for the purposes hereofbe deemed to have been sold at prices determined by an independent evaluator.

(c) The Optionee shall not have the right to commingle Stone Products produced from the Lands with similar products produced from other properties.

6.   Net Smelter Returns Royalty - GSPP Products and Other Products

(a) Net smelter returns means the gross proceeds from the sale or disposition of Other Products to an independent smelter, refinery or other unaffiliated purchaser or, with respect to GSPP Products, the deemed gross proceeds from deemed sales or dispositions as provided in paragraphs 6(b) and 6( c) following, less deductions therefrom for total actual costs incurred by the Optionee attributed to the following treatment, handling and sale of said GSPP Products or Other Products:

i) All smelting, refining, treatment, assay, umpiring, sampling, selling and other costs, charges and penalties charged by any independent refinery, smelter or other unaffiliated purchaser of GSPP Products or Other Products;

ii) All costs of loading, securing, transporting and insuring GSPP Products or Other Products from the Lands to any independent refinery, smelter or other unaffiliated purchaser; and

iii) All sales, excise, production, export and other duties, levies, assessments and taxes (except income taxes) paid on the production or sale of GSPP Products or Other Products.

(b) The gross sale proceeds for GSPP Products shall be deemed gross proceeds from deemed sales of GSPP Products, and sales of GSPP Products shall be deemed to have occurred, without regard to when or to whom they actually are made, upon the earliest of the following:

i) When GSPP Products are shipped by the Optionee from the Lands to an indcpcndcnt refinery, smelter or other unaffiliated purchaser; or

ii) With respect to bullion produced by the Optionee, the day the final, refined bullion has been produced by the Optionee; or

iii) With respect to dore produced by the Optionee, three (3) business days after the dore has been produced by the Optionee; or

iv) With respect to concentrates produced by the Optionee, thirty (30) days after those concentrates have been produced by the Optionee.

(c) The total deemed gross proceeds of all such deemed sales occurring within a single calendar quarter shall be determined by multiplying the total number of troy ounces of the particular GSPP Product deemed sold within that quarter by the following:

i) For gold, platinum or palladium, the arithmetic mean of the daily London P.M. fixing (per ounce of the respective Product) for the quarter.

    ii) For silver, the arithmetic mean of the weekly Handy & Harman base price per troy ounce as quoted in Metals Week for the weeks which conclude within that quarter, but in the event Metals Week is not published or if for any other reason such quotation is not available, the arithmetic mean of the daily Handy & Harman base price quote as published in the Wall Street Journal for the quarter will be utilized.

(d) If smelting, refining, treatment, assay or sampling of GSPP Products or Other Products is performed by facilities owned or controlled by the Optionee or any of its affiliates, all charges, costs and penalties therefor to be deducted pursuant to the foregoing paragraph shall be equal to and not exceed actual costs incurred by the Optionee in carrying out such processes and shall not exceed such amounts which the Optionee would have incurred if such operations were conducted at facilities operating at arm's length to the Optionee, and which were then offering comparable services for comparable quantities and quality of GSPP Products or Other Products.

(e) The Optionee shall have the right to commingle GSPP Products or Other Products produced from the Lands with ores and minerals produced from other properties. Before commingling, GSPP Products or Other Products from the Lands shall be weighed, sampled, assayed, measured or gauged by the Optionee in accordance with sound mining and metallurgical practices for moisture, penalty substances and payable content. Records shall be kept by the Optionee for a reasonable time showing weights, moisture and assays of payable content. Prior to commingling, the Optionee shall give thirty (30) days notice to the Optionor specifying its decision to commingle and outlining the procedures it proposes to follow.

7.   General

    (a) Royalties shall accrue at the time of sale or deemed sale, as applicable, and they shall become due and payable in cash on a calendar quarter basis, on the twentieth (20th) day of the month next following the calendar quarter in which they accrue.

    (b) At the time of making each Royalty payment to the Optionor, the Optionee shall provide the Optionor with a certificate of a senior officer of the Optionee certifying as to the accuracy of the calculations of the Royalty payment and setting out the method of the calculation thereof to which shall be attached a true copy of the related smelter or sales receipt or receipts.

    (c) Net sales returns and net smelter returns upon the respective Products shall be calculated exclusively as provided herein, and the Royalty computed thereon shall be determined without regard to any "hedging", "forward", "futures" or comparable sales (collectively referred to as "future trading") of such Products by or on behalf of the Optionee. The Optionor shall not be entitled to any benefit of or be subject to any loss attributable to such future trading by the Optionee.

    (d) The Optionee shall cause to be kept proper books of account, records and supporting materials covering all matters relevant to the calculation of Royalties payable to the Optionor, and the reasonable verification thereof; and the Optionor shall have, from time to time, the unfettered right, during regular business hours and on reasonable notice, to carry out at its sole cost and expense an audit by established independent professionals chosen by the Optionor, of the methodology and manner of calculating all Royalty payments hereunder and the Optionee shall provide, during regular business hours and on reasonable notice, unrestricted access to its books, accounts, records, vouchers, smelter settlements, sales receipts and related documentation for this purpose. Should there be any difference in the amount of the Royalty payment or payments which are ultimately determined by arbitration to be in the Optionor's favour, which exceed five (5%) percent of the amount of the Royalty paid to the Optionor, then the cost of said audit, to the extent reasonable, shall be reimbursed to the Optionor by the Optionee.

    (e) Any dispute relating to the quantum or methodology of calculating all Royalties payable hereunder shall be settled by arbitration pursuant to the provisions of paragraph 12 of the Option Agreement to which this Schedule "B" forms a part.

Schedule “B”

To Agreement between Richard Nemis In Trust and Hawk Precious Minerals Inc. dated May 12, 2004

Claims located in the McFaulds Lake area

Claim Numbers	Number of Units

3019423	16

3019424	16

3019425	16

3019426	16

3011945	16